Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2021
Company Reports Record Full Year Revenue, Gross Margin and Operating Profit

BEVERLY, Mass. — Feb. 7, 2022 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2021.

Highlights include:

•	Record full year revenue, operating profit and gross margin since becoming an independent public company in 2001, enabling the Company to surpass its $650M revenue model two years ahead of plan.

•	Continued strong growth of the Purion Power Series™ product line, which accounted for 29% of our 2021 systems revenue.

•	Closure of four Purion evaluation units in the fourth quarter and a total of six for the full year, which strengthens our position across all market segments.

•	Expanded manufacturing capacity with the opening of the new Axcelis Asia Operations Center in Korea.

For the full year 2021, the Company reported revenue of $662.4 million, compared with $474.6 million for the full year 2020, an increase of 40% and a Company record. Systems revenue for the year was $454.6 million, compared to $293.6 million in 2020, an increase of 55%, also a Company record. Operating profit was $127.3 million in 2021, compared to $58.0 million in 2020, an almost 120% increase and a Company record. Net income for the year was $98.7 million with diluted earnings per share of $2.88, compared to net income of $50.0 million and diluted earnings per share of $1.46 in 2020, resulting in a 97% year over year increase. Gross margin for the year was 43.2%, a Company record, compared to 41.8% in 2020.

The Company reported fourth quarter revenue of $205.7 million, above guidance, compared to $176.7 million for the third quarter of 2021. Operating profit for the quarter was $46.6 million, above guidance, compared to $36.4 million for the third quarter. Net income for the quarter was $35.7 million, or $1.05 per diluted share, above guidance, compared to $27.5 million in the third quarter, or $0.81 per diluted share. Gross margin for the quarter was 43.5%, above guidance, compared to 43.3% in the third quarter. Cash, cash equivalents and restricted cash were $295.7 million on December 31, 2021, a Company record, compared to $271.8 million on September 30, 2021. This is net of $12.5 million of stock buybacks in the quarter.

News Release

President and CEO Mary Puma commented, “2021 was an outstanding year for Axcelis. We delivered the highest annual revenue since we became an independent public company, and we surpassed our $650M revenue model two years ahead of plan. It is an exciting time with unprecedented growth in the industry and robust customer demand for our products in all market segments and geographies. As a result of the strength of demand in this environment, we expect to achieve a quarterly revenue run rate supporting our $850 million revenue model this year.”

Executive Vice President and Chief Financial Officer Kevin Brewer said, “Axcelis’ fourth quarter and full year 2021 financial performance was exceptional thanks to the continued outstanding work of our employees and supply chain partners. For the full year 2021, operating profit increased almost 120% on a 40% increase in revenue, highlighting the significant leverage in our business model.”

Business Outlook
For the first quarter ending March 31, 2022, Axcelis expects revenues of approximately $193 million. Gross margin in the first quarter is expected to be approximately 43%. First quarter operating profit is forecasted to be approximately $41 million with earnings per diluted share of approximately $0.92.

Fourth Quarter and Full Year 2021 Conference Call
The Company will host a call to discuss the results for the fourth quarter and full year 2021 on Monday, February 7, 2022 at 5:00 p.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Audience Passcode: 3608769. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement
This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

News Release

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Product	$198,529	$115,777	$634,445	$449,903
Services	7,155	6,422	27,983	24,657
Total revenue	205,684	122,199	662,428	474,560
Cost of revenue:
Product	109,335	63,272	349,558	252,390
Services	6,865	5,952	26,425	23,586
Total cost of revenue	116,200	69,224	375,983	275,976
Gross profit	89,484	52,975	286,445	198,584
Operating expenses:
Research and development	16,416	16,320	65,431	61,833
Sales and marketing	13,569	11,342	47,548	38,746
General and administrative	12,915	11,238	46,141	39,964
Total operating expenses	42,900	38,900	159,120	140,543
Income from operations	46,584	14,075	127,325	58,041
Other (expense) income:
Interest income	85	80	209	738
Interest expense	(1,263)	(1,313)	(4,835)	(5,211)
Other, net	(140)	1,617	(2,271)	2,318
Total other (expense) income	(1,318)	384	(6,897)	(2,155)
Income before income taxes	45,266	14,459	120,428	55,886
Income tax provision (benefit)	9,517	(215)	21,778	5,904
Net income	$35,749	$14,674	$98,650	$49,982
Net income per share:
Basic	$1.07	$0.44	$2.94	$1.50
Diluted	$1.05	$0.43	$2.88	$1.46
Shares used in computing net income per share:
Basic weighted average common shares	33,295	33,548	33,555	33,257
Diluted weighted average common shares	34,011	34,318	34,268	34,128

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$294,923	$203,479
Accounts receivable, net	104,410	86,865
Inventories, net	194,984	161,076
Prepaid expenses and other current assets	24,929	19,371
Total current assets	619,246	470,791
Property, plant and equipment, net	34,972	29,840
Operating lease assets	9,242	4,542
Finance lease assets, net	19,238	20,544
Long-term restricted cash	757	753
Deferred income taxes	35,454	57,851
Other assets	34,331	40,303
Total assets	$753,240	$624,624
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,025	$24,013
Accrued compensation	30,732	24,562
Warranty	6,424	4,280
Income taxes	887	654
Deferred revenue	60,454	21,221
Current portion of finance lease obligation	979	756
Other current liabilities	12,639	8,945
Total current liabilities	150,140	84,431
Long-term finance lease obligation	46,415	47,393
Long-term deferred revenue	7,982	1,837
Other long-term liabilities	9,744	9,361
Total liabilities	214,281	143,022

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 33,240 shares issued and outstanding at December 31, 2021; 33,633 shares issued and outstanding at December 31, 2020	33	34
Additional paid-in capital	559,883	570,102
Accumulated deficit	(22,722)	(91,969)
Accumulated other comprehensive income	1,765	3,435
Total stockholders’ equity	538,959	481,602
Total liabilities and stockholders’ equity	$753,240	$624,624